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Exhibit 21.1

KAPSTONE PAPER AND PACKAGING CORPORATION
SUBSIDIARIES OF THE COMPANY

Consolidated Subsidiaries	Organized Under Laws of	Percentage Ownership
KapStone Kraft Paper Corporation	Delaware	100%
KapStone Charleston Kraft LLC	Delaware	100%
KapStone Container Corporation	Georgia	100%
Longview Fibre Paper and Packaging, Inc	Washington	100%
KapStone Receivables, LLC	Delaware	100%
Victory Packaging L.P.	Texas	100%
Victory Packaging Maquilla Dora LLC	Texas	100%
Victory Packaging de Mexico, S. de R.L. de C.V	Mexico	100%
Comercializadora Victory, S. de R.L. de C.V	Mexico	100%
KapStone Europe SPRL	Belgium	100%
KapStone Asia Limited	Hong Kong	100%
Central Florida Box, LLC	Delaware	100%
Orange Boxer Investments, LLC	Delaware	100%
Orange Boxer Operations, LLC	Delaware	100%
ConPack Investments, LLC	Delaware	100%

        The paper mill located in Cowpens, South Carolina is owned by KapStone Container Corporation and does business as KapStone Kraft Paper Corporation.

        The paper mill located in Longview, Washington is owned by Longview Fibre Paper and Packaging, Inc. and does business as KapStone Kraft Paper Corporation. Seven corrugating products manufacturing plants located in the Pacific Northwest are owned by Longview Fibre Paper and Packaging, Inc. and do business as KapStone Container Corporation.

        Victory Packaging L.P. in the state of California does business as Golden State Container.

Non-Consolidated Subsidiaries

  None

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  Exhibit 21.1
KAPSTONE PAPER AND PACKAGING CORPORATION SUBSIDIARIES OF THE COMPANY